Exhibit 99.1

Dave Boennighausen Appointed to Noodles & Company Board of Directors

BROOMFIELD, Colo., August 24, 2015 (Globe Newswire) - Noodles & Company ("Noodles" or the "Company")(NASDAQ: NDLS) announced today that its Chief Financial Officer, Dave Boennighausen, has been appointed to the Company’s Board of Directors, effective August 21, 2015.

Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company, stated, "I am delighted to welcome Dave Boennighausen to our Board of Directors. For over a decade, Dave has been a key contributor to the development and growth of our business.  Not only has he skillfully performed his broad responsibilities as CFO in recent years, but he has consistently gone above and beyond the expectations of his role to positively influence many other facets of our business. We believe that expanding his involvement with Noodles as a member of our Board of Directors will allow him to further contribute his strategic thinking and leadership to the Company as we work to elevate our brand."

Mr. Boennighausen joined Noodles & Company in 2004 and prior to his role as Chief Financial Officer, he served as the Company’s Vice President of Finance from October 2007 to March 2011, and as Executive Vice President of Finance from April 2011 to February 2012. He began his career with May Department Stores. He received a BS in Finance and Marketing from Truman State University and holds an MBA from the Stanford Graduate School of Business.

About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 472 locations system-wide in 35 states, the District of Columbia and one Canadian province as of June 30, 2015. Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Saute and creamy Wisconsin Mac & Cheese.